COUNTRY MUTUAL FUNDS TRUST
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of May, 2006 to the Transfer Agent Servicing Agreement, dated as of the 28th day of April, 2003, as amended on July 24, 2002 and July 21, 2003 (the "Agreement"), is entered by and between COUNTRY MUTUAL FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of said Agreement; and

WHEREAS, Paragraph 7 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The term of this Agreement is extended and will continue in effect for a period of three (3) years from the date first written above.

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COUNTRY MUTUAL FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Robert J. McDade	By: /s/ Joseph Neuberger

Name: Rober J. McDade	Name: Joseph Neuberger

Title: Vice President	Title: Senior Vice President